EXHIBIT 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

August 13, 2020

Panhandle Oil and Gas Inc.
Valliance Bank Tower, Suite 1100
1601 NW Expressway
Oklahoma City, OK 73118

Ladies and Gentlemen:

We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 of Panhandle Oil and Gas Inc. (Panhandle) of our report of third party dated October 7, 2019, with respect to our estimates of reserves and future net revenue of Panhandle, as of September 30, 2019, and to all references to our firm included in Panhandle’s Annual Report on Form 10-K for the year ended September 30, 2019, to be filed with the United States Securities and Exchange Commission on or about August 13, 2020.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716